EXHIBIT 99.1

Yelp Reports Record Net Revenue in the Third Quarter 2022

Third quarter Net revenue increased by 15% year over year to $309 million, resulting in Net income of $9 million

Adjusted EBITDA increased to record $74 million

Narrows full-year outlook to $1.185 billion to $1.195 billion of Net revenue and $265 million to $275 million of Adjusted EBITDA1

Board of Directors authorized $250 million increase to stock repurchase program

SAN FRANCISCO--(BUSINESS WIRE)--November 3, 2022--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the third quarter ended September 30, 2022 in the Q3 2022 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“The third quarter brought a number of new highs as advertisers continued to turn to Yelp for our broad-based ad platform and high-intent audience,” said Jeremy Stoppelman, Yelp co-founder and chief executive officer. “We delivered record net revenue, driven by record revenue in our services categories and in our most efficient Self-serve and Multi-location sales channels. As our teams consistently execute against our strategic initiatives, I remain confident in our ability to drive profitable growth and shareholder value over the long term.”

“We saw particularly strong third-quarter results in our services categories, with year-over-year growth accelerating from the second quarter to 15%, driven by an approximately 25% year-over-year increase in our home services category,” said David Schwarzbach, Yelp’s chief financial officer. “As advertisers and consumers continue to navigate a complex macro environment, we believe our mission of connecting people with great local businesses is even more relevant.”

1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the third quarter financial results and outlook for the fourth quarter of and full year 2022. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With trusted local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, its investment plans, and its ability to drive profitable growth and shareholder value over the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•macroeconomic uncertainty, including related to persistent inflation and continued interest rate hikes, and its impact on consumer behavior and advertiser spending;
•fluctuations in the number of COVID-19 cases and the spread of COVID-19 variants, the vaccination rate in the United States, and any reimposition of COVID-19-related public health restrictions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly as many businesses continue to face macroeconomic challenges, including labor and supply chain difficulties;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$330,970	$479,783
Short-term marketable securities	90,871	—
Accounts receivable, net	127,232	107,358
Prepaid expenses and other current assets	74,028	57,536
Total current assets	623,101	644,677
Property, equipment and software, net	78,699	83,857
Operating lease right-of-use assets	104,412	140,785
Goodwill	98,256	105,128
Intangibles, net	9,338	10,673
Restricted cash	1,146	858
Other non-current assets	115,382	64,550
Total assets	$1,030,334	$1,050,528

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$150,804	$119,620
Operating lease liabilities — current	40,177	40,237
Deferred revenue	8,403	4,156
Total current liabilities	199,384	164,013
Operating lease liabilities — long-term	95,139	127,979
Other long-term liabilities	34,433	7,218
Total liabilities	328,956	299,210

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,615,970	1,522,572
Accumulated other comprehensive loss	(20,624)	(11,090)
Accumulated deficit	(893,968)	(760,164)
Total stockholders' equity	701,378	751,318
Total liabilities and stockholders' equity	$1,030,334	$1,050,528

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$308,891	$269,155	$884,403	$758,439

Costs and expenses:
Cost of revenue (1)	26,805	21,185	77,222	54,052
Sales and marketing (1)	133,061	114,295	388,570	340,845
Product development (1)	75,803	69,402	233,336	206,089
General and administrative (1)	48,381	30,001	126,141	106,957
Depreciation and amortization	11,417	12,627	34,165	38,543
Restructuring	—	—	—	32
Total costs and expenses	295,467	247,510	859,434	746,518
Income from operations	13,424	21,645	24,969	11,921
Other income, net	2,691	331	4,947	1,578
Income before income taxes	16,115	21,976	29,916	13,499
Provision for (benefit from) income taxes	7,007	3,911	13,714	(2,982)
Net income attributable to common stockholders	$9,108	$18,065	$16,202	$16,481

Net income per share attributable to common stockholders
Basic	$0.13	$0.24	$0.23	$0.22
Diluted	$0.13	$0.23	$0.22	$0.21

Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	70,630	73,904	71,158	74,647
Diluted	72,658	77,422	73,577	79,007

(1) Includes stock-based compensation expense as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenue	$1,148	$1,071	$3,701	$3,273
Sales and marketing	8,606	7,794	25,461	24,632
Product development	21,352	20,380	66,781	61,807
General and administrative	7,526	7,197	23,810	26,834
Total stock-based compensation	$38,632	$36,442	$119,753	$116,546

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net income	$16,202	$16,481
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,165	38,543
Provision for doubtful accounts	18,249	9,834
Stock-based compensation	119,753	116,546
Noncash lease cost	24,962	30,676
Deferred income taxes	(41,162)	(6,400)
Amortization of deferred cost	13,477	10,676
Asset impairment	10,464	11,164
Other adjustments, net	1,291	103
Changes in operating assets and liabilities:
Accounts receivable	(38,130)	(27,279)
Prepaid expenses and other assets	(39,920)	(14,937)
Operating lease liabilities	(29,928)	(32,891)
Accounts payable, accrued liabilities and other liabilities	58,413	15,219
Net cash provided by operating activities	147,836	167,735

Investing Activities
Purchases of marketable securities — available-for-sale	(92,895)	—
Sales and maturities of marketable securities — available-for-sale	1,649	—
Purchases of property, equipment and software	(20,104)	(21,600)
Other investing activities	43	341
Net cash used in investing activities	(111,307)	(21,259)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	16,143	16,807
Taxes paid related to the net share settlement of equity awards	(48,161)	(49,180)
Repurchases of common stock	(150,006)	(177,832)
Net cash used in financing activities	(182,024)	(210,205)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,030)	(137)

Change in cash, cash equivalents and restricted cash	(148,525)	(63,866)
Cash, cash equivalents and restricted cash — Beginning of period	480,641	596,540
Cash, cash equivalents and restricted cash — End of period	$332,116	$532,674

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and impairment charges; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.

The following is a reconciliation of net income to Adjusted EBITDA, as well as the calculation of net income margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$9,108	$18,065	$16,202	$16,481
Provision for (benefit from) income taxes	7,007	3,911	13,714	(2,982)
Other income, net	(2,691)	(331)	(4,947)	(1,578)
Depreciation and amortization	11,417	12,627	34,165	38,543
Stock-based compensation	38,632	36,442	119,753	116,546
Restructuring	—	—	—	32
Asset impairment(1)	10,464	—	10,464	11,164
Adjusted EBITDA	$73,937	$70,714	$189,351	$178,206

Net revenue	$308,891	$269,155	$884,403	$758,439
Net income margin	3%	7%	2%	2%
Adjusted EBITDA margin	24%	26%	21%	23%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.